Exhibit  5.1

                              AMY M. TROMBLY, ESQ.
                             1163 Walnut St., Ste. 7
                                Newton, MA 02461
                                 (617) 243-0060

April  29,  2005

NeWave,  Inc.
404  East  1st  Street,  #1345
Long  Beach,  CA  90802

Re:  Registration  Statement  on  Form  S-8

Gentlemen:

I have acted as counsel to NeWave, Inc., a Utah corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement"), pursuant to which the Company is registering the issuance under the Securities Act of 1933, as amended, of a total of 80,000 shares (the "Shares") of its common stock, (the "Common Stock"). This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, I have examined the Company's Articles of Incorporation, as amended, and By-laws, both as currently in effect, and such other records of the corporate proceedings of the Company and certificates of the Company's officers as I deemed relevant; and the Registration Statement and the exhibits thereto.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies.

Based upon the foregoing, I am of the opinion that (i) the Shares have been duly and validly authorized by the Company, and (ii) the Shares, when sold as described in the Registration Statement, will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

My opinion is limited to the Utah Revised Business Corporation Act and federal securities laws of the United States and I express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or foreign jurisdiction. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and even though the Securities may be issued from time to time on a delayed or continuous basis, I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

I understand that you wish to file this opinion as an exhibit to the Registration Statement, and I hereby consent thereto.

Very  truly  yours,

/s/  Amy  M.  Trombly,  Esq.
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Amy  M.  Trombly,  Esq.